EXHIBIT 99.1

     Emclaire Financial Corp. Dividend Reinvestment and Stock Purchase Plan



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                            EMCLAIRE FINANCIAL CORP.

                            DIVIDEND REINVESTMENT AND

                               STOCK PURCHASE PLAN



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                                TABLE OF CONTENTS








PURPOSE AND ADVANTAGES......................................................1


PARTICIPATION...............................................................3


PURCHASES...................................................................4


COSTS TO PARTICIPANTS.......................................................5


REPORTS TO PARTICIPANTS.....................................................6


DIVIDENDS...................................................................6


STOCK CERTIFICATES..........................................................6


WITHDRAWAL FROM THE PLAN....................................................7


PLAN ADMINISTRATION.........................................................7


OTHER INFORMATION...........................................................8



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EMCLAIRE FINANCIAL CORP.
DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN

The Board of Directors of Emclaire Financial Corp. has adopted the Emclaire Financial Corp. Dividend Reinvestment and Stock Purchase Plan whereby stockholders of Emclaire can purchase shares of Emclaire's common stock by means of reinvestment of cash dividends paid on Emclaire common stock and/or by making voluntary contribution of additional cash payments. Purchases of our common stock under the plan will be made in the open-market. The plan will remain in effect until amended, altered or terminated by us. Stockholders who do not participate in the plan will continue to receive cash dividends, as declared, in the usual manner. The plan is set forth below as a series of questions and answers.

PURPOSE AND ADVANTAGES

1.   What is the purpose of the plan?

The purpose of the plan is to provide participants with a simple, convenient and economical method of investing cash dividends paid on shares of Emclaire common stock and by payment of additional voluntary cash contributions for the purchase of additional shares of Emclaire common stock.

Plan features include:

     --   Purchase Emclaire common stock through a convenient, low-cost method.

     --   Build your investment over time, starting with as little as $10.

     --   Reinvestment all or a portion of your cash dividends.

     --   Invest up to $2,500 a quarter, including dividend reinvestment.

2.   Who is eligible to participate?

All registered holders of Emclaire common stock are eligible to participate in the plan. If your shares of Emclaire common stock are registered in a name other than your own (for instance, in the name of a broker or nominee), you will have to correspond through your broker if you decide to participate in the plan. Stockholders who reside in jurisdictions in which it is unlawful for a stockholder to participate in such a plan are not eligible to participate in the plan.

3.   How does the plan work?

You have three options:



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Option 1 - Full Dividend Reinvestment

If you elect this option, cash dividends on all of your Emclaire common shares are automatically reinvested for you in shares of Emclaire common stock. You may also invest additional cash to purchase shares of Emclaire common stock, as described under Option 3.

Option 2 - Partial Dividend Reinvestment

Under this option, cash dividends on a designated number of your Emclaire common shares are reinvested automatically in shares of Emclaire common stock. You will receive a check for cash dividends on the remaining shares for which dividends are not reinvested. In addition, you may invest additional cash to purchase shares of Emclaire common stock, as described under Option 3.

Option 3 - Voluntary Cash Payments

You may also choose to invest cash other than your dividends as often as once a month in amounts of $10 or more up to a maximum of $2,500 in total for each calendar quarter (including dividend reinvestment). You may elect this option regardless of whether you also want to invest dividends under Option 1 or Option
2. If you elect this option, you must send Illinois Stock Transfer Company (see Question 5) a check or money order made payable to "Illinois Stock Transfer Company" in the amount you wish to invest, subject to the dollar limits described above. You need not make the same cash payment each time, nor do you need to make regular cash payments.

Optional cash contributions do not constitute deposits or savings accounts issued by a financial institution and are not insured by the Federal Deposit Insurance Corporation or any other government agency.

4.   What are the advantages of the plan?

You may increase your holdings of Emclaire common stock with the reinvestment of cash dividends received on previously owned common stock registered in your name and by making optional cash contributions without incurring any service charges and without the payment of brokerage commissions in connection with purchases under the plan. Regular statements of account provide you with a record of each transaction. Participation in the plan is entirely voluntary. You may join or terminate your participation at any time prior to a particular dividend record date by making timely written notice to the plan administrator (see Question
18).

Emclaire reserves the right to change its policy of paying brokerage commissions and related plan administrative expenses associated with the reinvestment of cash dividends and stock purchases at any time within its sole and absolute discretion. (See Question 28)



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PARTICIPATION

5.   How can I participate?

To participate in the plan, you must complete an Authorization Form and return it to the plan administrator. An Authorization Form is enclosed herewith. Additional copies of the Authorization Form will be provided from time to time to the holders of Emclaire common stock, and may be obtained at any time by written request to the Illinois Stock Transfer Company, 209 West Jackson Boulevard, Suite 903, Chicago, Illinois 60606-6905 (Attention: Dividend Reinvestment Plan Administrator) or call (800) 757-5755 or (312) 427-2953.

6.   When may an eligible stockholder join the plan?

If you are a stockholder of any number of shares of Emclaire common stock, you may enroll in the plan at any time. If the Authorization Form is received by the plan administrator on or before the record date for a dividend payment, and you elect to reinvest the dividends in shares of Emclaire common stock, such reinvestment of dividends will begin with that dividend payment. Please note that the plan does not represent any change in Emclaire's dividend policy or a guarantee of the payment of any future dividends.

7.   What does the Authorization Form provide?

The Authorization Form directs Emclaire to pay to the plan administrator for your account all or a portion of cash dividends on the shares registered in your name as reflected in the records of Emclaire's stock transfer agent, as well as all or a portion of cash dividends paid on the shares credited to your account under the plan. It also appoints the plan administrator (or such other plan administrator as Emclaire may from time to time designate) as agent for you and directs such agent to apply all or a portion of such cash dividends for the purchase of additional shares of Emclaire common stock in accordance with the terms and conditions of the plan. Such Authorization Form may also authorize the investment of additional cash contributions for the purchase of shares of Emclaire common stock as of the next Investment Date.

8.   Is there a minimum level of cash dividend investment under the plan?

No, provided that you are the owner of Emclaire common stock as of the dividend record date, and the dividends associated with such common stock are utilized for reinvestment under the plan. Any additional cash contributions must be at least $10.00. Optional cash payments must be received by the 25th of the month for investment in the next month.



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9.   Can I have dividends reinvested under the plan with respect to less than all of the shares of Emclaire common stock registered in my name?

Yes. Reinvestment of dividends is permitted with respect to all or a portion of the dividends paid on the Emclaire common stock registered in your name and the Emclaire common stock held in your account under the plan.

PURCHASES

10.  When will purchases be made?

Purchases under the plan will be made on a monthly basis on each "Investment Date," which will be the first business day of each month or as soon as practicable thereafter ("Investment Date"). In months in which a dividend is paid (normally March, June, September and December) investment of optional cash payments will be made on Emclaire's normal dividend date, along with the reinvestment of cash dividends.

Purchases of Emclaire common stock will be made at the direction of the plan administrator or its selected broker/dealer. Such purchases will be made in accordance with applicable federal securities laws and regulations. No interest will be paid by the plan administrator or broker/dealer on dividend payments or optional cash contributions pending investment in Emclaire common stock.

In the event applicable law or the closing of the securities markets requires temporary curtailment or suspension of open market purchases of shares of the Emclaire common stock, the plan administrator is not accountable for its inability to make purchases at such time. If shares of Emclaire common stock are not available for purchase for a period longer than 45 days after receipt of payment, the plan administrator will promptly mail to each participant a check in the amount of any unapplied funds in the participant's account as practicable.

11.  How many shares of common stock will be purchased for my account?

The number of shares that will be purchased for you on any dividend payment date will depend on the amount of your cash dividend for reinvestment, any additional optional cash contributions received, and the purchase price of the shares of Emclaire common stock. Your account will be credited with that number of shares (including fractional shares computed to three decimal places) equal to the total amount to be invested, divided by the applicable purchase price (computed to two decimal places).



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12.  At what price will the plan administrator purchase the shares?

In making purchases of common stock for your account associated with each Investment Date, the plan administrator will commingle your funds with those of other participants under the plan. The price of shares of Emclaire common stock purchased for participants under the plan with reinvested dividends on their common stock and optional cash contributions for each Investment Date will be equal to the average price of all shares of the common stock purchased on the Investment Date by the plan administrator on behalf of the plan. The plan administrator shall have no responsibility with respect to the market value of the common stock acquired under the plan for participant accounts. Because the prices at which shares are purchased under the plan are beyond your control, you may lose any advantage otherwise available from being able to select the timing of your investment. Emclaire will bear all costs of administering the plan, except as described under Question 14 below.

13.  How are dividends on shares purchased through the plan applied?

The purpose of the plan is to provide you with a convenient method of purchasing shares of Emclaire common stock and to have the dividends on those shares reinvested. Accordingly, dividends paid on shares held in the plan will be automatically reinvested in additional shares of common stock unless and until you elect in writing to terminate participation in the plan.

COSTS TO PARTICIPANTS

14.  Are there any expenses to me in connection with purchases under the plan?

You will not pay brokerage commissions for purchases of Emclaire common stock under the plan. Emclaire will pay all fees in connection with purchases of such shares of stock under the plan, except for costs associated with the actual purchase price of the Emclaire common stock purchased on the Investment Date. There are no service charges to participants in connection with purchases of shares of Emclaire common stock under the plan. All costs of administration of the plan are paid by Emclaire. However, if your request the plan administrator to sell all or a portion of your shares in the event of your withdrawal from the plan (rather than you receiving certificates of stock upon such withdrawal), you will pay the applicable brokerage commission associated with the sale of such Emclaire common stock, any required transfer tax, and applicable service charges. There is a $10 fee to liquidate a partial amount of shares or to terminate participation under the plan (see Question 18 below).



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Emclaire reserves the right to change its policy of paying brokerage commissions and related plan administrative expenses associated with the reinvestment of cash dividends and stock purchases at any time within its sole and absolute discretion. (See Question 28)

REPORTS TO PARTICIPANTS

15.  How will I be advised of my purchases of stock?

As soon as practicable after each purchase, you or your broker will receive a statement of account from the plan administrator. These statements are your continuing record of the purchase price of the shares acquired and the number of shares acquired, and should be retained for tax purposes. You will also receive, from time to time, communications sent to all holders of the common stock.

DIVIDENDS

16. Will I be credited with dividends on shares held in my account under the plan?

Yes. Your account will be credited with dividends paid on full shares and fractional shares credited to the participant's account. The plan administrator will automatically reinvest the cash dividends received for the purchase of additional shares of Emclaire common stock.

STOCK CERTIFICATES

17. Will stock certificates be issued for shares of Emclaire common stock purchased?

Each share purchase is credited to your plan account in book entry. Normally, certificates for common stock purchased under the plan will not be issued to participants. The number of shares credited to your account under the plan will be shown on your statement of account.

You may receive certificates for full shares accumulated in your account under the plan by sending a written request to the plan administrator. You may also request periodic issuance of certificates for all full shares in the account. When certificates are issued to you, future dividends on such shares will still be reinvested in shares of Emclaire common stock. Any undistributed shares will continue to be reflected in your account. No certificates representing fractional shares will be issued.

Your rights under the plan and shares credited to your account under the plan may not be pledged. If you wish to pledge such shares, you must request that certificates for such shares be issued in your name.

Accounts under the plan are maintained in the names in which the certificates of participants were registered at the time they entered the plan. Additional certificates for whole shares will be similarly registered when issued.



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WITHDRAWAL FROM THE PLAN

18.  How do I withdraw from the plan?

You may withdraw from the plan at any time by sending a written withdrawal notice to the plan administrator. Notice received nine days or less before a particular dividend record date will be effective following the payment date of such dividend. (See Question 21 for the full name and address of the plan administrator). When you withdraw from the plan, or upon termination of the plan by Emclaire, certificates for whole shares credited to your account under the plan will be issued and a cash payment will be made for any fraction of a share (see Question 19).

Upon withdrawal from the plan, you may also request that all or a portion of the shares credited to your account be sold by the plan administrator. If such sale is requested, the plan administrator will place a sale order, as promptly as possible after the processing of the request for withdrawal, for your account through an agent designated by the plan administrator at the prevailing market price at the time of such sale. You will receive from the plan administrator a check for the proceeds of the sale less the $10.00 liquidation/termination fee, any applicable brokerage commission and any transfer tax.

19. What happens to a fraction of a share when a participant withdraws from the plan?

When a participant withdraws from the plan, a cash adjustment representing the value of any fraction of a share then credited to the participant's account will be mailed directly to the participant. The cash adjustment will be based on the closing price of the Emclaire common stock on date the shares are sold after the effective date of the withdrawal. In no case will certificates representing a fractional share interest be issued.

PLAN ADMINISTRATION

20.  Who is the plan administrator?

Illinois Stock Transfer Company, Emclaire's stock transfer agent, administers the plan for participants by maintaining records, sending statements of account to participants and performing other duties relating to the plan. Shares of Emclaire common stock purchased under the plan are registered in the name of the plan administrator's nominee and are credited to the accounts of the participants in the plan. The plan administrator acts in the capacity as agent for participants in the plan. Emclaire may replace the plan administrator at any time within its sole discretion.



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21.  How do I contact the plan administrator?

You can contact Illinois Stock Transfer Company as follows:

Illinois Stock Transfer Company

Attn:  Dividend Reinvestment Plan Administration
209 West Jackson Boulevard, Suite 903
Chicago, Illinois  60606-6905

Phone:     800-757-5755 or 312-427-2953
           (7:30 a.m. - 4:00 p.m. Central Time)
Fax:       312-427-2879

OTHER INFORMATION

22. What happens if Emclaire issues a stock dividend, declares a stock split or makes a rights offering?

Any shares representing stock dividends or stock splits distributed by Emclaire on shares credited to you under the plan will be added to the your account. Shares representing stock dividends or split shares distributed on shares registered in your name in the plan will be issued in book entry form.

In the event Emclaire makes a rights offering of any of its securities to holders of Emclaire common stock, participants in the plan will be notified by Emclaire in advance of the commencement of the offering.

23. How will my shares held under the plan be voted at meetings of stockholders?

Shares credited to your account of you under the plan (including fractional shares) will be automatically added to the shares covered by the proxy sent to you with respect to your other shares in Emclaire and may be voted by you pursuant to such proxy. The plan administrator will forward any proxy solicitation materials relating to the shares of Emclaire common stock held by the plan to the participating stockholder.

Where no instructions are received from you with respect to your shares held under the plan, or otherwise, such shares shall not be voted unless you vote such shares in person or by proxy.

24. What are the U.S. federal income tax consequences of participating in the plan?

The U.S. federal income tax consequences of participating in the plan are as follows:

     -- Cash dividends reinvested under the plan are taxable to you as if you had received them in cash on the applicable dividend payment date.


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     --   The tax basis of shares purchased with reinvested dividends or optional cash investments generally is the amount you paid to acquire the shares.

     -- You do not realize taxable income from the transfer of shares to your plan account or from the withdrawal of whole shares from your plan account. You will, however, generally realize gain or loss from the receipt of cash instead of any fractional plan share. You will also realize gain or loss when your plan shares are sold. The amount of the gain or loss generally will be the difference between the amount you receive for the shares and the tax basis of the shares.

     -- The plan administrator reports dividend income to participants and the Internal Revenue Service (IRS) on Form 1099-DIV. The plan administrator reports the proceeds from the sale of plan shares to the selling participants and the IRS on Form 1099-B.

     -- Your dividends are subject to federal withholding if you fail to provide a taxpayer identification number to the plan administrator. Dividends of participants residing in certain foreign countries may also be subject to federal withholding. In any case in which federal income taxes are required to be withheld, the plan administrator reinvests or pays to you, as the case may be, an amount equal to the dividends less the amount of tax withheld. For IRS reporting purposes, the amount of the dividend withheld is included in the dividends income.

25.  Should I consult with my own tax advisors?

Yes. All participants are advised to consult with their own tax advisors to determine the particular tax consequences which may result from their participation in the plan and the subsequent sale by them of shares purchased pursuant to the plan. The discussion above is a summary of the important U.S. federal income tax consequences of your participation in the plan. The summary is based on the Internal Revenue Code of 1986, as amended, U.S. Treasury Regulations, administrative rulings and court decisions, as in effect as of the date of this document, all of which are subject to change at any time, possibly with retroactive effect. This summary is not a complete description of all of the tax consequences of your participation in the plan. For example, it does not address any state, local or foreign tax consequences of your participation in the plan.

26.  What are the responsibilities of Emclaire under the plan?

In administering the plan, Emclaire and the plan administrator will not be liable for any act done in good faith or for the good faith omission to act, including, without limitation, any claim of liability arising out of failure to terminate a participant's account upon such participant's death or judicially declared incompetency or with respect to the prices at which shares are purchased for the participant's account, and the times when such purchases are made, with respect to any loss or fluctuation in the market value after purchase of shares, or with respect to any sales of Emclaire common stock made under the plan on behalf of the participant.



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Emclaire shall interpret the plan and all such interpretations and determinations made by Emclaire shall be conclusive. The terms and conditions of the plan, the Authorization Form, the plan's operation, and a participant's account will be governed by the laws of the Commonwealth of Pennsylvania and the Rules and Regulations of the Securities and Exchange Commission. The terms of the plan and the Authorization Form cannot be changed by oral agreement.

27. Who bears the risk of market price fluctuations in the Emclaire common stock?

Your investment in shares acquired under the plan is no different from direct investment in shares of Emclaire. You bear the risk of loss and realize the benefits of any gain from market price changes with respect to all such shares held in the plan, or otherwise. Neither Emclaire nor the plan administrator makes any representations with respect to the future value of the Emclaire common stock purchased under the plan. You should recognize that Emclaire, the plan administrator and related parties cannot assure you of realizing any profits or protect you against a loss related to investment in the common stock purchased or sold under the plan. Emclaire common stock purchased in accordance with the plan does not constitute savings accounts or deposits issued by a bank or savings institution and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

28.  May the plan be changed or discontinued?

The plan may be amended, suspended, modified or terminated at any time by the Board of Directors of Emclaire without the approval of the participants. Notice of any such suspension or termination or material amendment or modification will be sent to all participants, who shall at all times have the right to withdraw from the plan.

Emclaire or the plan administrator may terminate a stockholder's individual participation in the plan at any time by written notice to the stockholder. In such event, the plan administrator will request instructions from you for disposition of the shares in the account. If the plan administrator does not receive instructions from you, it will send you a certificate for the number of full shares held for the participant under the plan and a check for any fractional share.